UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

  August 24, 2007 (August 23, 2007)

DYNEGY INC.

(Exact name of registrant as specified in its charter)

Commission File Number:  001-33443

Delaware	20-5653152
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1000 Louisiana Street, Suite 5800

Houston, Texas 77002

(Address of principal executive offices, including zip code)

713-507-6400

(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 23, 2007, Dynegy Inc. ("Dynegy") entered into the Fourth Amendment to Employment Agreement, dated as of August 23, 2007, with its Chairman and CEO, Bruce A. Williamson (the "Amendment"). The Amendment amends the provisions of the Employment Agreement between Dynegy and Mr. Williamson dated as of October 18, 2002, as amended to date (the "Employment Agreement").

The Employment Agreement currently provides that the term of Mr. Williamson's employment shall extend through October 23, 2007, and thereafter for successive one-year terms unless either party presents notice of termination no later than 60 days prior to the end of the term. The Amendment provides that the term of Mr. Williamson's employment shall extend through December 31, 2007, and thereafter for successive one-year terms unless either party presents notice of termination no later than 30 days prior to the end of the term. The primary purpose of the Amendment is to allow the parties adequate time to review and evaluate the implications of the recently promulgated final regulations under Section 409A of the Internal Revenue Code ("Section 409A"), and any subsequent guidance, with respect to Mr. Williamson's continued employment arrangement with Dynegy. Agreements or arrangements similar to Mr. Williamson's that provide nonqualified deferred compensation benefits could be subject to Section 409A, in which case such agreements or arrangements must contain provisions compliant with Section 409A by December 31, 2007. One of Dynegy's considerations during this period will be the possibility of structuring Mr. Williamson's employment arrangement through the benefits and protections of Dynegy's executive severance and other benefit plans or comparable arrangements, similar to Dynegy's other corporate officers, rather than through an employment agreement.

The Amendment to the Employment Agreement is filed as exhibit 10.1 and incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

10.1                Fourth Amendment to October 18, 2002 Employment Agreement dated August 23, 2007

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNEGY INC.

Date: August 23, 2007	By:	/s/ Kent R. Stephenson
Kent R. Stephenson
Senior Vice President and Deputy General Counsel

Exhibit Index

Exhibit No.	Description
EX-10.1	Amendment to Employment Agreement